taitweller.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 and to the use of our report dated August 28, 2026 on the financial statements and financial highlights of Emery Partners Income Credit Strategies Fund. Such financial statements and financial highlights appear in the 2026 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 27, 2026

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529